UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

354 Davis Road Oakville, Ontario, Canada (Address of Principal Executive Offices)	L6J 2X1 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

6.875% Fixed-to-Floating Subordinated Notes – Series 2018-A due October 17, 2078	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

 If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):
 333-227245

Securities to be registered pursuant to Section 12(g) of the Act:
 None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Algonquin Power & Utilities Corp. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement dated October 10, 2018 (the “Prospectus Supplement”) to a short-form base shelf prospectus dated September 18, 2018 (the “Prospectus”), relating to securities to be registered hereunder included in the Company’s shelf Registration Statement on Form F-10 (File No. 333-227245), which became automatically effective on September 20, 2018.

Item 1. Description of Registrant’s Securities to be Registered.

The Company on this registration statement registers hereunder $287,500,000 in aggregate principal amount of the Company’s 6.875% Fixed-to-Floating Subordinated Notes – Series 2018-A due October 17, 2018 (the “Notes”). For a description of the securities to be registered hereunder, reference is made to the information under the headings “Description of Debt Securities” and “Description of Equity Securities” of the Prospectus dated September 18, 2018, as supplemented by the information under the headings “Description of the Notes” and “Description of the Conversion Preferred Shares” in the Company’s related Prospectus Supplement, dated October 10, 2018, filed by the Company with the SEC on October 15, 2018. Such information is incorporated herein by reference and made a part of this registration statement in its entirety.

Item 2. Exhibits.

Exhibit
Number	Description
3.1*	Restated Articles of Algonquin Power & Utilities Corp., as amended.

3.2*	By-laws of Algonquin Power & Utilities Corp.

4.1*
Indenture dated October 17, 2018, by and among Algonquin Power & Utilities Corp., American Stock Transfer Trust Company, LLC, as the U.S. Trustee, and AST Trust Company (Canada), as the Canadian Co-Trustee.

4.2*
First Supplemental Indenture dated October 17, 2018, by and among Algonquin Power & Utilities Corp., American Stock Transfer Trust Company, LLC, as the U.S. Trustee, and AST Trust Company (Canada), as the Canadian Co-Trustee.

4.3*	Form of 6.875% Fixed-to-Floating Subordinated Note – Series 2018-A due October 17, 2078 (included in Exhibit 4.2 hereto).

4.4*	Provisions Attaching to Fixed-To-Floating Preferred Shares, Series F of Algonquin Power & Utilities Corp. (included in Exhibit 3.1 hereto).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 18, 2018

ALGONQUIN POWER & UTILITIES CORP.

By:	s/ David Bronicheski
Name: David Bronicheski
Title: Chief Financial Officer